Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces Third Quarter Financial Results

Philadelphia, PA – November 3, 2004 —   Constar International Inc. (NASDAQ CNST) today announced its financial results for the third quarter ended September 30, 2004.

Third Quarter Results

Net sales in the third quarter grew to $224.5 million, a 13% increase over the $198.9 million reported for the 2003 third quarter. The growth was driven by increased shipments of conventional and custom products, the pass-through of higher resin prices and strengthening foreign currency rates. These increases were partially offset by price reductions implemented to extend key customer contracts and meet competitive pricing.

Gross profit in the third quarter improved to $13.0 million compared to $4.8 million gross profit in last year’s third quarter. The increase reflects higher unit sales, improved operating efficiencies, reduced spending on warehousing and material handling and cost savings from the restructuring project undertaken in the second half of last year.

Adjusted EBITDA in the third quarter increased 61% to $18.3 million over last year’s third quarter amount of $11.3 million. The higher gross profit was the primary contributor to the improvement in adjusted EBITDA.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. For the third quarter of 2004, these adjustments included add-backs of $13.1 million in depreciation, $10.0 million of interest expense and $780,000 for certain other adjustments, and a reduction of $132,000 in taxes. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. See the reconciliation of adjusted EBITDA to net income (loss) in Constar’s unaudited consolidated statements of operations attached hereto.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We are pleased to report significantly improved operating performance in our third quarter results compared to last year’s same period. During the quarter, we experienced strong demand and enjoyed improved manufacturing efficiencies in the U.S. which more than offset shortfalls in our European business which was adversely impacted by the cool and wet summer weather there. In addition, Constar was selected to supply PET containers utilizing our patented monolayer Oxbar® technology for a food product and we will begin shipping in the second quarter of next year.”

Third quarter operating expenses (defined as selling and administrative expense, research and technology expense, foreign exchange adjustments and other expense, net) were $8.6 million compared to $11.4 million for the same period last year. The year-over-year decrease in operating expenses was primarily due to two charges recorded during the third quarter of 2003 which totaled $3.7 million. These charges related to assets no longer in use and the write down of an uncollectible account receivable. Excluding these charges, operating expenses increased by approximately $0.9 million over the prior year period primarily due to costs associated with the Company’s Sarbanes Oxley compliance efforts.

Interest expense in the third quarter was $10.0 million compared to $8.4 million in the 2003 third quarter. The increase reflects higher debt levels when compared to the same period in 2003, as well as the increase in the Company’s effective interest rate resulting from the December 2003 refinancing.

The Company reported a third quarter net loss of $5.5 million, or $0.45 per diluted share, compared to a net loss of $19.6 million, or $1.63 per diluted share, in the 2003 third quarter. The reduction in the net loss was primarily attributable to the improved gross margin and the elimination of a $10.1 million restructuring and asset impairment charge recorded during the third quarter of 2003.

Nine Month Results

For the first nine months of 2004 net sales rose to $642.4 million, a 12% increase over the $571.1 million in the same period last year. The growth reflects increased shipments of conventional and custom products, strengthening foreign currency rates and the pass-through of higher resin prices. These increases were partially offset by price reductions implemented to extend key customer contracts and meet competitive pricing.

Gross profit increased to $36.2 million for the nine month period compared to $25.3 million for the first nine months of 2003. The rise in gross profit is attributable to the same factors that affected the third quarter gross profit.

Adjusted EBITDA for the first nine months of 2004 was $52.6 million compared to $49.3 million in the first nine months of 2003. As noted above, and in the attached reconciliation of adjusted EBITDA to net income (loss), the Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. For the first nine months of 2004, these adjustments included add-backs of $39.2 million in depreciation, $30.0 million of interest expense, $1.4 million for certain other adjustments and $316,000 in taxes.

Operating expenses (selling and administrative expense, research and technology expense, foreign exchange adjustments and other expense, net) for the nine month period were $24.3 million compared to $23.3 million in the first nine months of last year. Prior year expenses included $3.7 million of charges recorded during the third quarter of 2003, as noted above. Excluding these charges, operating expenses increased by approximately $4.7 million over the prior year period which primarily relates to higher costs associated with the Company’s Sarbanes Oxley compliance efforts and the impact of foreign currency exchange adjustments during earlier periods.

Interest expense in the first nine months of 2004 was $30.0 million compared to $25.7 million in the first nine months of 2003. The increase reflects higher debt levels when compared to the same period in 2003 as well as the increase in the Company’s effective interest rate due to the December 2003 refinancing.

The Company reported a net loss of $18.3 million, or $1.52 per diluted share, compared to a net loss of $208.4 million, or $17.37 per diluted share, in the first nine months of last year. The narrowing of the loss is primarily attributable to the $183.0 million non-cash charge for impairment of goodwill taken in the second quarter of 2003 and the elimination of a $10.1 million restructuring and asset impairment charge recorded during the third quarter of 2003.

Conference Call, Web Cast Information

The Company will hold a conference call on Wednesday, November 3, 2004, at 9:00 a.m. EST to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 500-3170 (domestic callers) or (719) 457-2733 (international callers). The passcode is “Constar.” The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. EST on November 3, 2004, through midnight on November 10, 2004 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 908368, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things, the Company’s debt level and its ability to service existing debt or, if necessary, to refinance that debt; the Company’s ability to compete successfully against competitors; the impact of price competition on gross margins and profitability; the level of demand for conventional PET packaging and custom PET packaging requiring the Company’s proprietary technologies and know-how; continued conversion from metal, glass and other materials for packaging to plastic packaging; the Company’s relationship with its largest customers; the success of the Company’s customers in selling their products in their markets; the Company’s ability to manage inventory levels based on its customers’ projected sales; risks associated with the Company’s international operations; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; general economic and political conditions; recent increases in the price of petrochemical products such as PET resin and the effect of such increases on the demand for PET products; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to timely market products incorporating MonOxbar technology and the realization of the expected benefits of the MonOxbar technology; the Company’s ability to control costs; legal and regulatory proceedings and developments; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to successfully prosecute or defend the legal proceedings to which it is a party; and the other factors disclosed from time to time by the Company in its filings with the Securities and Exchange Commission. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095 Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net customer sales	$223,311	$198,076	$638,830	$569,160
Net sales to affiliates	1,219	824	3,522	1,965

Net sales	224,530	198,900	642,352	571,125

Cost of products sold, excluding depreciation	198,482	179,804	566,932	503,430
Depreciation	13,095	14,318	39,172	42,351

Gross profit	12,953	4,778	36,248	25,344

Selling and administrative expense	7,428	6,145	19,685	16,105
Research and technology expense	1,535	1,308	4,052	4,009
Interest expense	10,002	8,430	29,972	25,742
Foreign exchange adjustments	96	120	503	(705)
Provision for restructuring and asset impairments	—	10,139	—	10,139
Goodwill impairment loss	—	—	—	183,000
Other expense/(income), net	(502)	3,841	11	3,918

Loss before taxes and minority interest	(5,606)	(25,205)	(17,975)	(216,864)
Benefit (provision) for income taxes	132	5,657	(316)	8,581
Minority interest	—	(69)	19	(143)

Net loss	$(5,474)	$(19,617)	$(18,272)	$(208,426)

Per common share data:
Basic and Diluted
Net loss	$(0.45)	$(1.63)	$(1.52)	$(17.37)

Weighted average common shares outstanding:
Basic and diluted shares	12,036	12,000	12,009	12,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(5,474)	$(19,617)	$(18,272)	$(208,426)
Add back:
Interest expense	10,002	8,430	29,972	25,742
Taxes	(132)	(5,657)	316	(8,581)
Depreciation	13,095	14,318	39,172	42,351

EBITDA	17,491	(2,526)	51,188	(148,914)
Other adjustments under Senior Secured Credit Agreements	780	13,851	1,448	198,229

Adjusted EBITDA	$18,271	$11,325	$52,636	$49,315

SELECTED BALANCE SHEET DATA

	09/30/2004	12/31/2003
Cash and cash equivalents	$16,457	$16,478
Debt:
Senior Revolving Credit	25,000	25,000
Term B Loan	122,253	123,188
Second Lien Term Loan	75,000	75,000
Senior Subordinated Debt	175,000	175,000
Other	1,525	1,547